Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-148153 on Form S-4 of our report dated March 6, 2007 (December 18, 2007 as to Note 21), relating to the consolidated and combined financial statements of Realogy Corporation, for the year ended December 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the fact that, (i) prior to its separation from Cendant Corporation (“Cendant”), the Company was comprised of the assets and liabilities used in managing and operating the real estate services businesses of Cendant, (ii) included in Notes 14 and 15 of the consolidated and combined financial statements is a summary of transactions with related parties, and (iii) as discussed in Note 15 to the consolidated and combined financial statements, in connection with its separation from Cendant, the Company entered into certain guarantee commitments with Cendant and has recorded the fair value of these guarantees as of July 31, 2006), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

January 9, 2008